ALTERYX STRENGTHENS ITS EXECUTIVE TEAM WITH NEWLY CREATED CHIEF OPERATING OFFICER ROLE
FORMER HORTONWORKS EXECUTIVE, SCOTT DAVIDSON, JOINS COMPANY TO SUPPORT GROWTH
Irvine, Calif.—Dec. 3, 2019—Alteryx (NYSE: AYX), revolutionizing business through data science and analytics, today announced that Scott Davidson has joined the company as chief operating officer (COO). As the company continues to invest in talent, grow its user base and enter new markets, Davidson is responsible for building out the infrastructure that will enable global scale and efficiency, including Corporate Development, Information Technology, Enterprise Applications and Human Resources.

“I am excited to welcome Scott to the Alteryx team,” said Dean Stoecker, co-founder and chief executive officer of Alteryx. “As we continue to execute on our strategy for growth and innovation, aligning our people- and business-centered operations is essential. Under Scott’s leadership, this new operations center will ensure that Alteryx associates are integrated seamlessly into our culture and systems.”

Scott brings more than 20 years of experience leading operations and finance teams at fast-growing organizations. Most recently, he served as COO and chief financial officer at Hortonworks. During his tenure at Hortonworks, he helped take the company public in December 2014 and successfully negotiated its merger with Cloudera in January 2019. Prior to joining Hortonworks, Scott held a variety of financial leadership roles at Quest Software and Citrix Systems.

“Data analytics software is one of the most exciting, competitive and fast-growing sectors in business today,” said Davidson. “I have long-known Alteryx as a leader and an innovator in this market space and as I come aboard, I am most impressed by the talent, the vision and the strategy in place to continue the company’s global expansion.”

Alteryx now provides the Alteryx Platform to customers in more than 80 countries. This strong execution is grounded in a vibrant company culture brought to life by its nearly 1,200 associates worldwide and over 5,600 customers across the globe.
About Alteryx
Revolutionizing business through data science and analytics, Alteryx offers an end-to-end analytics platform that empowers data analysts and scientists alike to break data barriers, deliver insights and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit https://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

Media Contacts
Alteryx, Inc.
Rachel Shatz
rshatz@alteryx.com